EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2008 RESULTS

Subscriber-related Revenue up 14%; Total Revenue $21.4 million

GAAP Net Income of $1.3 million

Non-GAAP Diluted Earnings Per Share of $0.15

LOS ANGELES - July 23, 2008 - Stamps.com® (Nasdaq:STMP), the intelligent online postage alternative to a postage meter, today announced results for the second quarter ended June 30, 2008.

For the second quarter:

•	Total revenue was $21.4 million, unchanged versus the second quarter of 2007.
•	PC Postage® subscriber-related revenue, including service revenue, store revenue and insurance revenue, was $18.5 million, up 14% from the second quarter of 2007.
•
Total gross margin was 75% versus 70% in the second quarter of 2007. PC Postage subscriber-related revenue gross margin was 82% versus 80% in the second quarter of 2007, and PhotoStamps gross margin was 27% versus 34% in the second quarter of 2007.

•
Total spending on small business PC Postage customer acquisition, excluding spending on the enhanced promotion channel (which consists of online programs where additional promotions are offered to customers), was $5.6 million, up 37% from the same quarter last year, as Stamps.com continued to invest in its PC Postage sales and marketing for the long-term.

•
The Company continued its program to increase profitability in the PhotoStamps business by reducing the overall level of sales and marketing in this area by approximately 55% versus the second quarter of 2007; this resulted in PhotoStamps revenue of $2.9 million, down 38% versus the second quarter of 2007.

•
GAAP net income was $1.3 million, or $0.07 per fully diluted share, after the effects of a $0.9 million non-cash stock-based compensation expense, and a $0.7 million one time litigation charge related to a lawsuit emanating from the Company’s iShip operations which were divested in 2001.

•	Excluding the FASB Statement 123R expense and the litigation charge, non-GAAP net income per fully diluted share was $0.15.

“We were encouraged to see strong performance in our PC Postage business,” said Ken McBride, Stamps.com president and CEO. “Our PC Postage subscriber-related revenue grew at the fastest year-over-year rate in six quarters, and our gross customer acquisition remained strong. Excluding the enhanced promotion channel, we increased the number of customers that paid for our service by 16% versus the second quarter of 2007. For PhotoStamps, we continued our program to increase profitability with a smaller and more focused marketing plan, and as a result the profitability for that business line was improved versus the same quarter last year.”

Second Quarter 2008 Detailed Results

Stamps.com reported 2008 second quarter GAAP net income of $1.31 million. On a per share basis, total 2008 second quarter GAAP net income was $0.07 based on fully diluted shares outstanding of 19.7 million. Second quarter GAAP net income was reduced by costs of $0.90 million for a FASB 123R non-cash stock-based compensation expense, and $0.71 million for a one time litigation charge related to a lawsuit emanating from the Company’s iShip operations which were divested in 2001. The $0.90 million stock-based compensation expense and the $0.71 million litigation charge were allocated among cost of sales, sales and marketing, research and development, and general and administrative as shown in the following table:

All amounts in millions except	Non-GAAP	FASB	Litigation	GAAP
per share or margin data:	Amounts	123R	Charge	Amounts

Cost of Sales	$5.35	$0.07	$-	$5.42
Research & Development	1.96	0.15	-	2.10
Sales & Marketing	8.61	0.17	-	8.78
General & Administrative	3.23	0.52	0.71	4.46
Total Expenses	19.15	0.90	0.71	20.76

Gross margin	75.0%	-0.3%	-	74.7%
Net Income	$2.92	$(0.90)	$(0.71)	$1.31

On a diluted per share basis	$0.15	$(0.05)	$(0.04)	$0.07
Shares used in per share calculation	19.71	19.71	19.71	19.71

Excluding the FASB Statement 123R expense and the litigation charge, 2008 second quarter non-GAAP net income was $2.92 million or $0.15 per fully diluted share based on fully diluted shares outstanding of 19.7 million. This compares to 2007 second quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.16. Thus, non-GAAP second quarter diluted earnings per share excluding 123R-related expenses were down 6% versus the same quarter last year.

PhotoStamps

During the second quarter, approximately 171 thousand sheets, or approximately 3.4 million individual PhotoStamps, were shipped to customers. Since the beginning of the second market test in May 2005, more than 3 million sheets, or more than 60 million individual PhotoStamps, have been shipped to customers. During the second quarter, the Company continued its program to increase profitability in the PhotoStamps business, reducing the overall level of sales and marketing costs in this area by approximately 55% versus the second quarter of 2007. As a result of the reduced level of sales and marketing activity, total second quarter PhotoStamps revenue was $2.9 million, a decrease of 38% versus the second quarter of 2007.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $245M in Federal NOLs and $145M in State NOLs, with a potential value of up to $95M in tax savings over the next 15 years. Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of June 30, 2008, the Company was at an approximately 35% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect. Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors. In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com strongly urges that any stockholder contemplating owning more than 775,000 shares contact the Company before doing so.

Share Repurchase

During the second quarter of 2008 the Company proposed and implemented its NOL Protective Measures, and following that implementation the Company updated its estimated shift in ownership under Section 382. As a result of these activities, and as a result of market conditions, the Company did not repurchase any shares of stock during the second quarter. The Company’s existing share repurchase program expires on August 3, 2008.

On July 16, 2008, Stamps.com's Board of Directors approved a new share repurchase program authorizing the Company to purchase up to 2.0 million shares of Stamps.com stock over the next seven months. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its NOL asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Business Outlook

Stamps.com currently expects total 2008 revenue to be $80 to $90 million. 2008 GAAP net income per share is expected to be $0.55 to $0.65, including approximately $3.4 million of 2008 FASB Statement 123R stock-based compensation expense, the first quarter $0.5 million asset write-off, the second quarter $0.7 million litigation charge, and a $3.7 million deferred tax benefit. Excluding the FASB Statement 123R expenses, the asset write-off, the litigation charge, and the income tax benefit, non-GAAP 2008 net income per fully diluted share is expected to be $0.60 to $0.70.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past two fiscal years and through the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics, Current Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s online postage service enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Avery Dennison, Microsoft, EarthLink, HP, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2009. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as NFL®, Collegiate, and now the limited edition American Idol® collection. Since launching PhotoStamps in May 2005, more than 60 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Adobe, and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the accounting standard FASB 123R. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, litigation charges, and income tax benefits enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Revenues:
Subscription	$15,577	$13,506	$30,774	$27,167
Product	2,583	2,457	5,066	4,815
Insurance	377	356	765	730
PhotoStamps	2,873	4,635	5,877	7,811
Other	-	453	-	906
Total revenues	21,410	21,407	42,482	41,429
Cost of revenues:
Subscription	2,262	2,411	5,004	4,754
Product	948	839	1,828	1,638
Insurance	119	111	239	226
PhotoStamps	2,092	3,058	4,219	5,141
Other	-	26	-	52
Total cost of revenues	5,421	6,445	11,290	11,811
Gross profit	15,989	14,962	31,192	29,618
Operating expenses:
Sales and marketing	8,780	7,926	17,403	15,757
Research and development	2,102	2,077	4,045	4,222
General and administrative	4,457	3,218	8,400	5,965
Total operating expenses	15,339	13,221	29,848	25,944
Income from operations	650	1,741	1,344	3,674
Other income, net:
Interest income	736	1,174	1,653	2,387
Other income	-	-	21	-
Total other income, net	736	1,174	1,674	2,387
Pre-tax income	1,386	2,915	3,018	6,061
Income tax expense (benefit)	80	115	(3,486)	207
Net income	$1,306	$2,800	$6,504	$5,854
Net income per share:
Basic	$0.07	$0.13	$0.33	$0.27
Diluted	$0.07	$0.13	$0.33	$0.27
Weighted average shares outstanding:
Basic	19,382	21,352	19,553	21,610
Diluted	19,712	21,742	19,831	22,034

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007

ASSETS
Cash and investments	$91,379	$90,823
Trade accounts receivable	2,954	2,519
Other accounts receivable	501	1,209
Other current assets	3,051	2,489
Property and equipment, net	3,271	3,790
Intangible assets, net	510	871
Deferred tax	3,671	-
Other assets	4,058	3,252
Total assets	$109,395	$104,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,067	$9,935
Deferred revenue	2,366	$2,576
Total liabilities	13,433	12,511

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	624,802	622,781
Treasury Stock	(68,237)	(63,737)
Accumulated deficit	(460,051)	(466,555)
Unrealized loss on investments	(599)	(94)
Total stockholders' equity	95,962	92,442
Total liabilities and stockholders' equity	$109,395	$104,953